Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on July 27, 2006

Revenue Growth Drives NCR’s Second-Quarter Results

•	Teradata Data Warehousing revenue increased 11 percent

•	Financial Self Service revenue up 6 percent

•	Retail Store Automation revenue up 5 percent

•	Customer Service profitability improved 300 basis points on flat revenue

•	NCR reaffirms prior guidance for full-year earnings per share

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported revenue of $1.53 billion and earnings of $0.42 per diluted share for the quarter ended June 30, 2006. The 4 percent increase in revenue from the second quarter of 2005 included minimal impact from currency fluctuations.

NCR reported second-quarter net income of $78 million, or $0.42 per diluted share, which included $6 million, or $0.02 per diluted share, of incremental expense related to stock-based compensation. This compares to $127 million of net income, or $0.67 per diluted share, reported in the second quarter of 2005. Results for the second quarter of 2005 included $64 million of benefit from the resolution of prior-year tax audits, $19 million of non-cash incremental pension expense associated with an early-retirement program offered in NCR’s Customer Services business, as well as $9 million of net benefit from other non-operational items described below. Excluding these items, NCR’s earnings per share in the second quarter of 2005 was $0.37.(1)

“Revenue growth in NCR’s data warehousing, financial and retail segments shows good demand for our products, while our overall profitability continues to improve as we implement operational enhancements,” said Bill Nuti, president and chief executive officer of NCR.

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“Our Customer Services business is clearly showing the benefits of our efforts to both drive a higher proportion of revenue from servicing NCR-branded products and to make our services infrastructure more efficient. This work continues, along with other targeted initiatives focused on improving growth and profitability across all of our businesses.”

Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported second-quarter revenue of $399 million, an increase of 11 percent from the second quarter of 2005. Operating income of $86 million, or 22 percent of revenue, increased $10 million from the second quarter of 2005. The year-over-year profit improvement primarily resulted from higher revenue which more than offset increased investment in sales and demand-creation resources.

Financial Self Service (ATMs)

The Financial Self Service segment generated second-quarter revenue of $343 million, up 6 percent from the second quarter of 2005. Operating income of $31 million was down from $43 million generated in the second quarter of 2005. Although the current price environment appears to be improving, NCR was not able to offset price erosion with sufficient cost reduction, in large part due to higher manufacturing-related costs as the company realigns its manufacturing footprint and supply chain.

Retail Store Automation

Retail Store Automation revenue of $221 million was up 5 percent from the second quarter of 2005. Operating income of $8 million compared favorably to $6 million in the second quarter of 2005, largely due to higher revenue.

Customer Services

Customer Services revenue of $457 million was unchanged from the second quarter of 2005, but operating income increased from $8 million to $25 million. The 300-basis point improvement in operating margin, to 5 percent of revenue, was driven by continued structural changes designed to optimize efficiency and an improving revenue mix. In particular, NCR is successfully increasing the mix of revenues from the service of NCR-branded products while reducing lower-margin revenues associated with servicing third-party products.

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Other Items

Also included in the results was $1 million of Other Expense, versus $6 million of Other Income reported in the second quarter of 2005. The second quarter of 2005 included a $15 million gain from a real-estate transaction, of which $6 million was used to provide multiyear funding of NCR’s charitable foundation for reinvestment back into its local communities.

NCR’s tax rate in the second quarter of 2006 was 23 percent, which was slightly higher than the expected 22 percent tax rate, due to the mix of profits and losses by country in the quarter. This compares to the 20 percent effective rate in the second quarter of 2005, which excluded the $64 million benefit from the resolution of prior-year tax audits.(1) NCR continues to expect its 2006 full-year tax rate to be 22 percent.

Cash Flow

During the second quarter, NCR generated $134 million of cash from operations, a $37 million decrease from the prior-year period. Capital expenditures in the second quarter of 2006 were $47 million, compared to $38 million of capital expenditures in the year-ago period. NCR generated $87 million of free cash flow (cash from operations less capital expenditures) in the second quarter of 2006 versus generating $133 million in the year-ago period.(3) Higher revenues and the timing of transactions, as well as a moderate increase in capital expenditures, affected the year-over-year comparison.

Expenditures for reworkable service parts, previously included in “capital expenditures,” are now included in “cash provided by operating activities.”(4)

	For the period ended June 30
	Three Months		Six Months
	2006	2005	2006	2005
Cash provided by operating activities (GAAP)(3)	$134	$171	$146	$163
Less capital expenditures for:
Expenditures for property, plant and equipment	(23)	(17)	(38)	(32)
Additions to capitalized software	(24)	(21)	(44)	(37)

Total capital expenditures	(47)	(38)	(82)	(69)

Free cash flow (non-GAAP measure)(3)	$87	$133	$64	$94

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Balance Sheet

NCR ended the second quarter with $747 million in cash, cash equivalents and short-term investments, roughly the same as the $746 million balance on March 31, 2006. Cash used for share repurchase activity, net of proceeds from option exercises, basically offset free cash flow generated in the second quarter.

As of June 30, 2006, NCR had short- and long-term debt of $307 million, unchanged from March 31, 2006.

NCR repurchased approximately 2.5 million shares of NCR common stock for $98 million during the second quarter. The company has approximately $353 million authorized for future share repurchases.

2006 Outlook

NCR is confirming its prior earnings guidance for 2006 while slightly increasing its expectation for revenue, largely due to currency fluctuations.

NCR continues to expect GAAP earnings per share to be $1.81 to $1.86 in 2006, which includes approximately $0.10 of incremental stock-based compensation expense and $0.04 of expense related to the Customer Services early-retirement program in the first quarter of 2006. The company is increasing its expectation for profitability in its Customer Services business which offsets lower expectations for profitability in its Financial Self Service segment.

NCR expects its earnings per share in the second half of the year to be more heavily weighted in the fourth quarter. Earnings per share in the third quarter is expected to be roughly the same as generated in the second quarter of 2006, with revenue anticipated to be slightly down from the strong second quarter.

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	Prior 2006 Guidance	Updated 2006 Guidance
Year-over-year revenue growth:
Total NCR	Flat	1%
Teradata Data Warehousing	5 - 7%	5 - 7%
Financial Self Service (ATMs)	Flat	1 - 2%
Retail Store Automation	3 - 4%	3 - 4%
Customer Services	(3 - 4)%	(2)%

Earnings per share – GAAP	$1.81 - $1.86	$1.81 - $1.86
Non-GAAP – excludes early-retirement expense	$1.85 - $1.90	$1.85 - $1.90

2006 Second-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s second-quarter results. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2006 second-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,300 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

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Reconciliation of GAAP to Non-GAAP Measures(1)

	Q2 2006 Actual	Q2 2005 Actual	FY 2006 Guidance
Earnings Per Share (GAAP)	$0.42	$0.67	$1.81-1.86
Benefit from resolution of prior-year tax audits	—	0.34	—
Early-retirement-related pension expense	—	(0.08)	(0.04)
Net effect of non-operational items in Q2 2005(5)	—	0.04	—

Adjusted Earnings Per Share (Non-GAAP)(1)	$0.42	$0.37	$1.85-1.90

(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $35 million of pension expense in the second quarter of 2006 and $52 million of pension expense in the second quarter of 2005. The higher pension expense in the second quarter of 2005 was driven by the early-retirement program offered in the company’s Customer Services business. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP, or as a proxy for cash flow available for discretionary spending.
(4)	In the second quarter, NCR changed its accounting for reworkable service parts from a long-term depreciable asset to a current asset within Inventories. As a result of this change, expenditures for reworkable service parts, previously recorded under cash flows from investing activities, will now be recorded under cash flows from operating activities. This change was retroactively applied to the prior-period financial statements and did not affect overall cash flows or have a material impact on the company’s results of operations or financial position.

As a result of the accounting change, NCR’s unaudited Condensed Consolidated Balance Sheets include amounts for net reworkable service parts as inventory. Prior to the accounting change, $242 million as of March 31, 2006, and $234 million as of Dec. 31, 2005, were reported as “Reworkable service parts and rental equipment, net” under long-term assets.

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In addition, NCR’s unaudited Condensed Consolidated Statement of Cash Flows include, “Net expenditures and proceeds for reworkable service parts” of $24 million for the three months ended June 30, 2005, and $43 million for the six months ended June 30, 2005, in operating activities. These amounts were previously reported under “Investing activities.”

(5)	The second quarter of 2005 included a $15 million gain from a real-estate transaction, of which $6 million was used to provide multiyear funding of NCR’s charitable foundation for reinvestment back into its local communities.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; participation by eligible employees in early-retirement programs; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2006	2005	2006	2005
Revenue
Products	$805	$762	$1,442	$1,440
Services	726	708	1,372	1,373

Total revenue	1,531	1,470	2,814	2,813
Cost of products	534	495	936	933
Cost of services	572	579	1,101	1,113

Total gross margin	425	396	777	767
% of Revenue	27.8%	26.9%	27.6%	27.3%
Selling, general and administrative expenses	264	265	509	523
Research and development expenses	58	58	118	117

Income from operations	103	73	150	127
% of Revenue	6.7%	5.0%	5.3%	4.5%
Other expense (income), net	1	(6)	(2)	8

Income before income taxes	102	79	152	119
% of Revenue	6.7%	5.4%	5.4%	4.2%
Income tax expense (benefit)	24	(48)	33	(38)

Net income	$78	$127	$119	$157

% of Revenue	5.1%	8.6%	4.2%	5.6%

Net income per common share
Basic	$0.43	$0.68	$0.66	$0.84

Diluted	$0.42	$0.67	$0.64	$0.82

Weighted average common shares outstanding
Basic	181.1	186.2	181.4	186.3
Diluted	184.2	190.3	184.6	190.8

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2006	2005	% Change	2006	2005	% Change
Revenue by segment
Data Warehousing
Data Warehousing solution	$313	$282	11%	$560	$556	1%
Data Warehousing support services	86	79	9%	165	155	6%

Total Data Warehousing	399	361	11%	725	711	2%

Financial Self Service	343	323	6%	602	595	1%

Retail Store Automation	221	211	5%	393	386	2%

Customer Services
Customer Service Maintenance:
Financial Self Service	167	153	9%	322	301	7%
Retail Store Automation	117	117	—	233	231	1%
Payment & Imaging and Other	32	33	(3)%	62	64	(3)%
Third-Party Products and Exited Businesses	67	70	(4)%	126	143	(12)%

Total Customer Services Maintenance	383	373	3%	743	739	1%
Third-Party Products	8	14	(43)%	16	25	(36)%
Professional and installation-related services	66	69	(4%)	117	139	(16)%

Total Customer Services	457	456	—	876	903	(3)%
Systemedia	120	122	(2)%	221	236	(6)%
Payment & Imaging and Other	37	41	(10)%	76	74	3%
Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(46)	(44)	5%	(79)	(92)	(14)%

Total revenue	$1,531	$1,470	4%	$2,814	$2,813	—

Operating income (loss) by segment
Data Warehousing	$86	$76		$153	$148
Financial Self Service	31	43		44	68
Retail Store Automation	8	6		1	3
Customer Services	25	8		45	17
Systemedia	1	(1)		1	(1)
Payment & Imaging and Other	(1)	6		5	7

Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(12)	(13)		(20)	(29)

Subtotal - Segment operating income	138	125		229	213
Pension expense	(35)	(52)		(79)	(86)

Total income from operations	$103	$73		$150	$127

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	June 30 2006	March 31 2006	December 31 2005
Assets
Current assets
Cash and cash equivalents	$747	$746	$810
Accounts receivable, net	1,301	1,290	1,305
Inventories, net	665	635	595
Other current assets	253	234	217

Total current assets	2,966	2,905	2,927

Property, plant and equipment, net	372	368	378
Goodwill	148	140	129
Prepaid pension cost	1,012	964	976
Deferred income taxes	545	589	522
Other assets	366	349	355

Total assets	$5,409	$5,315	$5,287

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$2	$2	$2
Accounts payable	484	440	490
Payroll and benefits liabilities	231	226	292
Deferred service revenue and customer deposits	495	528	444
Other current liabilities	428	413	417

Total current liabilities	1,640	1,609	1,645

Long-term debt	305	305	305
Pension and indemnity plan liabilities	575	560	557
Postretirement and postemployment benefits liabilities	264	259	259
Income taxes	323	348	307
Other liabilities	159	151	158
Minority interests	22	22	21

Total liabilities	3,288	3,254	3,252
Total stockholders’ equity	2,121	2,061	2,035

Total liabilities and stockholders’ equity	$5,409	$5,315	$5,287

Certain prior-year amounts have been reclassified to conform to the 2006 presentation.

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2006	2005	2006	2005
Operating activities
Net income	$78	$127	$119	$157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39	43	78	86
Stock-based expense	7	1	14	2
Excess tax benefit from stock-based compensation	(4)	—	(12)	—
Deferred income taxes	16	—	18	—
Income tax settlement	—	(64)	—	(64)
Other adjustments to income, net	—	(12)	(1)	(1)
Changes in assets and liabilities:
Receivables	(9)	106	4	125
Inventories	(30)	(16)	(65)	(15)
Current payables	50	11	(67)	(142)
Deferred service revenue and customer deposits	(34)	(37)	50	42
Employee severance and pension	13	26	34	38
Other assets and liabilities	8	(14)	(26)	(65)

Net cash provided by operating activities	134	171	146	163

Investing activities
Expenditures for property, plant and equipment	(23)	(17)	(38)	(32)
Proceeds from sales of property, plant and equipment	1	5	12	7
Additions to capitalized software	(24)	(21)	(44)	(37)
Other investing activities, net	(16)	(1)	(31)	2

Net cash used in investing activities	(62)	(34)	(101)	(60)

Financing activities
Purchase of Company common stock	(98)	(98)	(186)	(218)
Excess tax benefit from stock-based compensation	4	—	12	—
Short-term borrowings, net	—	(1)	—	—
Proceeds from employee stock plans	21	42	61	102
Other financing activities, net	—	—	—	—

Net cash used in financing activities	(73)	(57)	(113)	(116)
Effect of exchange rate changes on cash and cash equivalents	2	(11)	5	(13)

Increase (decrease) in cash and cash equivalents	1	69	(63)	(26)
Cash and cash equivalents at beginning of period	746	655	810	750

Cash and cash equivalents at end of period	$747	$724	$747	$724

Certain prior-year amounts have been reclassified to conform to the 2006 presentation.